EXHIBIT 99

          GREAT WESTERN LAND & RECREATION REPORTS FY 2005 FIRST QUARTER

              -- Land and Lot Sales increase over 200 percent

              -- Gross Margin expands

              -- Summer Park project discontinued

              -- Laguna Investments project sold

    SCOTTSDALE, Ariz., March 2 /PRNewswire-FirstCall/ Great Western Land & Recreation, Inc. (OTC Bulletin Board: GWES), a real estate developer with approximately 10,000 acres of urban and ranch land in various stages of development in the Southwest reported in its recently filed Form 10-QSB substantially improved results for its first fiscal quarter compared to last year's quarter.

    The loss from continuing operations was $11,430 for the first quarter ended December 31, 2004, compared with a loss from continuing operations of $355,449 in the first quarter the year before. Net loss for common shareholders after preferred stock dividends in the first quarter was $96,630, or almost breakeven per fully diluted share, on 21,050,888 weighted average shares outstanding. This compares with a net loss for common shareholders of $383,970, or 2 cents per fully diluted share, on 20,852,790 weighted average shares outstanding in the first quarter a year ago. The net loss includes operations of the Summer Park project, which is reported as a loss from discontinued operations.

    Commenting on the outlook for fiscal 2005, Great Western chairman and chief executive officer Jay N. Torok said, "We expect this to be a building year for Great Western. We have a good start with the first quarter results, the discontinuance of Summer Park, and the sale of the Laguna project. Our aim is to achieve profitability for the year as a whole while at the same time continuing to invest in our projects under development, and to be aggressive in seeking further land for development. We believe this strategy will be effective in providing long-term value to our shareholders."

    Land and lot sales in the first quarter grew 214 percent to $907,375 from $288,876 in the first quarter a year ago. The increase in land and lot sales was due to a jump in ranch land sales, partially offset by a decline in residential lot sales. The increase in ranch land sales was due to a combination of increased prices and more aggressive marketing, the company reported. The company said the decline in residential sales was associated with a depleted inventory, but should begin to reverse as new projects are projected to begin generating revenue in calendar 2005 and 2006.

    Gross margin in the first quarter of fiscal 2005 increased to 53.8 percent from 50.4 percent in the first quarter last year. The increase was due primarily to the increase in ranch land prices at Wagon Bow Ranch.

    Operating, selling, general and administrative expenses rose 12 percent in the first quarter of 2005, due to increased salaries, payroll taxes and travel expenses, offset in part by lower professional fees and taxes. A substantial portion of the increase, approximately $23,700, was due to the non-cash expense associated with the exercise of stock options by an employee. Interest expense declined to $80,262 in the first quarter from $97,432 in the first quarter last year, reflecting the payoff of debt related to the Willow Springs Ranch property sold in the fourth quarter of last year.

    "We are seeing the increased sales of ranch land that we anticipated," said Torok. "Revenues from residential lot sales declined but this should be a temporary condition as several new developments are anticipated to come on stream in fiscal 2005. We expect to begin seeing increases due to sales of units at Woodland Court, our condominium project in College Station Texas, and at Glendale Springs, our condominium project in Glendale, Arizona, this spring. Further increases are expected late in calendar 2005 or early 2006 as two large residential developments in the Houston area, Mallard Crossing and Westchester Lakes begin generating revenue. Both Mallard Crossing and Westchester Lakes are mixed-use residential and commercial subdivisions in northwest Houston, of about 480 acres and 200 acres respectively. We expect Mallard Crossing to be completed over about the next eleven years, and Westchester Lakes over about the next eight years," Torok added.

    As of December 31, 2004, the company had adopted a plan to sell its interest in Summer Park, a government-subsidized apartment project in Stafford, Texas. Summer Park was reported as assets held for sale on the company's balance sheet as of December 31, 2004, and the company's statement of operations reported results related to Summer Park as discontinued operations.

    The company also reported subsequently to the end of its first fiscal quarter that the sale of the Laguna Apartments project in Phoenix closed in February, and the company has received an initial distribution of $878,000 from the proceeds of that sale. The company has been a limited partner investor in the partnership which owned the Laguna Apartments.

    Great Western's assets at December 31, 2004 were $24.3 million, which included $11.3 million of assets held for sale related to Summer Park. Liabilities were $22.6 million, including liabilities of assets held for sale of $11.9 million. Minority interest was a deficit of $810,000 and shareholders' equity amounted to $2.5 million.

    ABOUT GREAT WESTERN LAND AND RECREATION
    Great Western Land and Recreation Inc. is a real estate development company based in Scottsdale, Arizona. The company's roots go back to one of the oldest mortgage and investment banking firms in Kansas. Great Western's activity is focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in Arizona.

    ADDITIONAL INFORMATION IS AVAILABLE AT HTTP://WWW.GWLAND.COM .
    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

                                - Tables follow -

                     GREAT WESTERN LAND AND RECREATION, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                                 December 31
                                                                                    2004
                                                                               --------------
                                                                                (unaudited)
ASSETS
  Cash and cash equivalents                                                    $      680,244
  Notes receivable                                                                    409,803
  Land held for development and sale                                               11,087,814
  Receivable from related entities                                                     26,532
  Assets held for Sale                                                             11,263,809
  Property and equipment, net of
   accumulated depreciation of $76,025                                                132,536
  Other                                                                               701,337
                                                                               $   24,302,075
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Notes payable                                                              $    5,892,537
    Subordinated debt                                                               3,295,906
    Payable to related entities                                                       937,809
    Liabilities associated with assets held
     for sale                                                                      11,921,317
    Accounts payable and other accrued
     liabilities                                                                      575,745
      Total liabilities                                                            22,623,314

  Minority interest                                                                  (809,967)

  Stockholders' equity
    Preferred stock, $0.001 par value; 10,000,000 shares authorized; 22,580 issued and outstanding; 20,000 additional shares issued, held by a subsidiary and reported as treasury shares; liquidation value -
     $ 1,539,000                                                                    1,406,413
    Common stock, $0.001 par value; 30,000,000 shares authorized; 21,165,973
     shares issued and outstanding                                                     21,165
    Additional paid-in capital                                                      2,584,738
    Accumulated other comprehensive loss                                                 (733)
    Accumulated deficit                                                            (1,522,855)
      Total stockholders' equity                                                    2,488,728
                                                                               $   24,302,075

                     GREAT WESTERN LAND AND RECREATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                          Three months ended
                                                             December 31,
                                                    -----------------------------
                                                         2004            2003
                                                    -------------   -------------
Land and lot sales                                  $     907,375   $     288,876
Cost of land and lot sales                                419,213         143,304

  Gross profit on sales                                   488,162         145,572

Operating, selling, general and administrative
 expense                                                  466,655         416,162

Income (loss) from operations                              21,507        (270,590)

Other income (expense)
  Interest expense                                        (80,262)        (97,432)
  Interest income                                           8,324           2,099
  Other income                                             39,001          10,474
                                                          (32,937)        (84,859)

Loss from continuing operations                           (11,430)       (355,449)

Loss from discontinued operations                         (68,770)        (16,706)
Net Loss                                                  (80,200)       (372,155)

Less: preferred stock dividends applicable
 to the period                                            (16,430)        (11,815)

Net loss available for common stock                 $     (96,630)  $    (383,970)

Basic and diluted loss per common and common
 equivalent share
  Loss from continuing operations                   $           -   $       (0.02)
  Loss from discontinued operations                 $           -              $-
  Net loss per common and common equivalent share   $           -   $       (0.02)
Weighted average common and common equivalent
 shares outstanding, basic and diluted                 21,050,888      20,852,790

SOURCE  Great Western Land & Recreation, Inc.
    -0-                             03/02/2005
    /CONTACT: Jerome Joseph, Sr. V.P. and CFO, of Great Western Land and Recreation, +1-480-949-6007; or Mike Arneth or Brien Gately, both of The Investor Relations Company, +1-847-296-4200/
    /Web site:  http://www.gwland.com /
    (GWES)